Exhibit 99.1

Investors Contact:	Media Contact:
Susan M. Mesco	Edie DeVine
NPS Pharmaceuticals, Inc.	Corporate Communications Alliance
908-450-5516	209-814-9564
smesco@npsp.com	edevine@corpcommalliance.com

NPS Pharmaceuticals Appoints Dr. Colin Broom to Its Board of Directors

Bedminster, New Jersey, July 13, 2009 – NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing therapeutics for rare gastrointestinal and endocrine disorders, today announced the appointment of Colin Broom, M.D., to its board of directors.  Dr. Broom is vice president and chief scientific officer of ViroPharma Incorporated.  His appointment brings the number of NPS board members to seven.

“Colin brings strong leadership and an impressive track record in drug development to the NPS board of directors,” said Peter G. Tombros, chairman of NPS.  “His extensive R&D and regulatory experience in large pharmaceutical and smaller biotech companies will be very valuable as we advance our lead product candidates, GATTEX and NPSP558.  On behalf of the NPS board of directors, it is a pleasure to welcome Colin and we look forward to his contributions to our future success.”

Dr. Broom brings 25 years of pharmaceutical industry experience to the NPS board of directors.  Since May 2004, he has been responsible for the leadership of all research and development and medical affairs activities at ViroPharma, a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital setting.  Prior to ViroPharma, Dr. Broom served as vice president of clinical development and medical affairs, Europe, for Amgen.  Previously, he was vice president of clinical development for Hoechst Marion Roussel (now sanofi-aventis) and for 14 years worked for Glaxo and then SmithKline Beecham (now GlaxoSmithKline) in a range of leadership positions of increasing responsibility, including head of global oncology and vice president of CNS/GI.

Dr. Broom holds a bachelor of science degree in pharmacology from University College, London and a bachelor of medicine and bachelor of surgery degree from St. George’s Hospital Medical School, London.  He is a Member of the Royal College of Physicians and a Fellow of the Faculty of Pharmaceutical Medicine of the UK Colleges of Physicians.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration studies. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX™ in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Kirin, Nycomed, and Ortho-McNeil. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

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